                                                                    Exhibit 99.1
                                                           [logo national steel]
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                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN 46545
                                                      (219) 273-7000

NEWS RELEASE
------------

Media Contact:    Ronald B. Freeman
                  (219) 273-7559

Analyst and       William E. McDonough
Investor Contact: (219) 273-7414


              NATIONAL STEEL ANNOUNCES FIRST QUARTER 2001 RESULTS


Mishawaka, IN, April 30, 2001 - National Steel Corporation (NYSE: NS) reported a net loss of $108.7 million, or $2.63 per diluted common share for the first quarter of 2001. This compares to net income of $10.6 million, or $0.26 per diluted common share for the first quarter of 2000. Net sales for the quarter were $589.4 million, a decrease of 29% from the first quarter of 2000, while shipments for the quarter of 1,414,000 million tons were approximately 21% lower than the year-ago quarter.

The current quarter was positively impacted by $17.2 million due to the cumulative effect of a change in the method of accounting for investment gains and losses on pension assets in the calculation of periodic pension cost. This change will also reduce pension expense by $1.7 million in each quarter of 2001. During the first quarter, the company sold a long-term natural gas contract, which generated income of $26.0 million and is shown as an unusual gain on our income statement. The Company also recognized a non-cash tax expense of $25.1 million in the first quarter of 2001, in order to reduce the deferred tax asset on our balance sheet.

First quarter 2001 operating results were negatively impacted by reduced operating levels, high natural gas costs and a continued weakness in the overall economy and the markets that we service. The continued softness in the economy led to reduced shipments and lower average selling prices for our products. As previously announced, the Company is targeting additional aggressive cost reduction activities in the areas of overtime reductions, manpower reductions, reduced costs for goods and services purchased, reduced repair and maintenance costs and the rationalization of non-competitive facilities. Achievements to-date include reducing overtime costs by 50% from the average levels during 2000 and approximately 450 manpower reductions since the first of the year.

"While our first quarter 2001 results are very disappointing, we are encouraged by the fact that our performance improved as we progressed through the first quarter. We are getting reports of reduced customer steel inventory levels, leading to a recent improvement in our order book," said Hisashi Tanaka, chairman and chief executive officer. "We are committed to achieving the aggressive cost reductions needed to combat the negative impacts of the current steel market environment," he concluded.

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                                                                    Exhibit 99.1

FINANCIAL POSITION AND LIQUIDITY

Total liquidity from cash and available short-term credit facilities amounted to $176 million at March 31, 2001, as compared to $112 million at December 31, 2000. The primary reasons for the increase in liquidity were the addition of the $100 million NUF revolving credit facility in February 2001 and the $26 million of proceeds received from the sale of the natural gas contract offset by the net loss, scheduled debt repayments and capital expenditures. The Company funded $14 million in capital expenditures during the quarter as compared to $41 million in the fourth quarter of 2000.


OTHER MATTERS

During the first quarter 2001, National Steel received Toyota's Certificate of Achievement, being recognized as Toyota's best quality steel supplier during the year 2000.

National Steel has recently been selected as the Alliance Supplier for Ingersoll-Rand Corporation. National Steel will supply various steel products to the Bobcat, Steelcraft and Hussman manufacturing locations.


OUTLOOK

The Company's outlook for the near-term is cautiously optimistic. Forecasted shipments are expected to rise approximately 10% in the second quarter from first quarter levels. As customer steel inventory levels continue to decline, orders for our products should improve. The Company believes that it has adequate liquidity and will remain in compliance with all financial covenants. Capital spending will continue at very low levels, with forecasted spending for the second quarter to be at $13 million.

National Steel will be hosting a conference call to discuss first quarter results and the outlook for the second quarter on Tuesday, May 1, 2001 at 2:00 p.m. ET. Investors and other interested parties are invited to listen to the conference call over the Internet at http://www.videonewswire.com/NATIONAL/050101/ or you may go directly to our website at www.nationalsteel.com. To listen to the call, please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2000.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,800 employees. Visit National Steel's website at: www.nationalsteel.com.

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                                                                   Exhibit 99.1

NATIONAL STEEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

                                                                         Three Months
                                                                        Ended March 31,
                                                                       2001         2000
                                                                     -------       -------
Net sales                                                            $ 589.4       $ 835.1
Cost of products sold                                                  624.2         740.1
Selling, general and administrative expense                             35.4          38.0
Depreciation                                                            41.9          37.8
Equity (income) loss of affiliates                                      (0.6)          0.1
Unusual items                                                          (26.0)           --
                                                                     -------       -------
Income (loss) from operations                                          (85.5)         19.1
Other (income) expense
Financing costs (net)                                                   15.3           7.9
                                                                     -------       -------
Income (loss) before income taxes                                     (100.8)         11.2
Income taxes                                                            25.1           0.6
                                                                     -------       -------
Income (loss) before cumulative effect of accounting change           (125.9)         10.6
Cumulative effect of an accounting change (net of $0 tax)               17.2            --
                                                                     -------       -------
Net income (loss)                                                    $(108.7)      $  10.6
                                                                     =======       =======
Basic earnings per share:
   Net income (loss)                                                 $ (2.63)      $  0.26
                                                                     =======       =======
   Weighted average shares outstanding (in thousands)                 41,288        41,288
Diluted earnings per share:
   Net income (loss)                                                 $ (2.63)      $  0.26
                                                                     =======       =======
   Weighted average shares outstanding (in thousands)                 41,288        41,302
Dividends paid per common share outstanding                               --       $  0.07
                                                                     =======       =======
Operating Statistics (in thousands of tons):
   Shipments                                                           1,414         1,780
   Production                                                          1,462         1,751


                                                                    Exhibit 99.1

NATIONAL STEEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

                                             March 31,              December 31,
                                               2001                     2000
                                             --------                 --------
Assets

Cash and cash equivalents                    $    3.7                 $    3.3
Receivables - net                               180.5                    190.6
Inventories                                     504.4                    522.8
Other                                            15.7                     16.6
Deferred tax assets                              34.5                     34.5
                                             --------                 --------
  Total current assets                          738.8                    767.8

Property, plant and equipment - net           1,488.4                  1,517.0
Other assets                                    256.9                    280.4
                                             --------                 --------
Total Assets                                 $2,484.1                 $2,565.2
                                             ========                 ========

                                             March 31,              December 31,
                                               2001                     2000
                                             --------                 --------
Liabilities and Stockholders' Equity
Current liabilities                          $  629.9                 $  589.1
Long-term debt                                  516.4                    523.3
Other long-term liabilities                     730.9                    735.1
                                             --------                 --------
Total Liabilities                             1,877.2                  1,847.5

Stockholders' Equity                            606.9                    717.7
                                             --------                 --------
Total Liabilities and Equity                 $2,484.1                 $2,565.2
                                             ========                 ========

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

                                                              Three Months Ended March 31,
                                                                2001                 2000
                                                              -------               -----
Cash provided by (used in) operating activities:
  Net income (loss)                                           $(108.7)              $10.6
  Depreciation                                                   41.9                37.8
  Cumulative effect of accounting change                        (17.2)                 --
  Working capital items:
    Receivables                                                  20.1               (49.9)
    Receivables sold                                            (10.0)                 --
    Inventories                                                  18.4                34.6
    Accounts payable & accrued liabilities                      (25.7)               14.4
  All other                                                      37.8                (7.5)
                                                              -------               -----
                                                                (43.4)               40.0
                                                              -------               -----
Cash provided by (used in) investing activities:
  Purchases of property, plant and equipment (net)              (14.0)              (33.3)
                                                              -------               -----
                                                                (14.0)              (33.3)
                                                              -------               -----
Cash provided by (used in) financing activities:
  Repayment of debt                                              (7.7)              (15.6)
  Borrowings                                                     65.5                  --
  Common stock dividends                                           --                (2.9)
                                                              -------               -----
                                                                 57.8               (18.5)
                                                              -------               -----
Increase (decrease) in cash and cash equivalents                  0.4               (11.8)
Cash and cash equivalents at the beginning of the period          3.3                58.4
                                                              -------               -----
Cash and cash equivalents at the end of the period            $   3.7               $46.6
                                                              =======               =====
Non-cash investing and financing activities:
  Purchase of equipment through capital lease                      --                $6.5
                                                              =======               =====